Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2024 Results

Dallas, TX – May 8, 2024– Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its first quarter ended March 31, 2024 and provided comments on the Company’s operational performance and outlook for 2024.

For the first quarter of 2024, Primoris reported the following highlights (1):

●	Revenue of $1,412.7 million, up $155.8 million, or 12.4 percent, compared to the first quarter of 2023 primarily driven by strong growth in utility-scale solar and industrial construction within the Energy segment;
●	Net income of $18.9 million, or $0.35 per diluted share, up $17.6 million, or $0.33 per diluted share, from the first quarter of 2023;
●	Adjusted net income of $25.8 million, or $0.47 per diluted share, an increase of $15.9 million, or $0.29 per diluted share, from the first quarter of 2023;
●	Total backlog of $10.6 billion, down $0.3 billion from the fourth quarter of 2023, including total Master Service Agreements (“MSA”) backlog of $5.8 billion;
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $73.8 million, up $21.0 million, or 39.6 percent, from the first quarter of 2023.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris had a strong first quarter to begin 2024, delivering improved revenues, margins, earnings per share and adjusted EBITDA compared to the prior year,” said Tom McCormick, President and Chief Executive Officer of Primoris. “Our employees’ continued dedication to safe, consistent execution remains a primary driver of our ability to successfully perform for our customers.”

“We continue to see growing demand for our Energy and Utilities services as the energy transition and infrastructure modernization of North America continues to progress. Our solar and industrial businesses are capitalizing on opportunities to help meet the growing demand for power generation, while our power delivery business supports the increased need for transmission and distribution services.”

“We maintain a strong backlog of work and expect to see new project awards accelerate in the coming quarters to further build our backlog and support revenue growth,” he added. “Overall, our solid start to the year led us to be optimistic that our full year 2024 goals to improve margins and cash flow generation remain achievable with continued, consistent execution.”

First Quarter 2024 Results Overview

Revenue was $1,412.7 million for the three months ended March 31, 2024, an increase of $155.8 million, compared to the same period in 2023. The increase was primarily due to strong growth in our Energy segment driven by higher utility scale solar and industrial construction partially offset by lower Utilities segment activity. Gross profit was $133.4 million for the three months ended March 31, 2024, an increase of $33.6 million, or 33.7 percent, compared to the same period in 2023. The increase was primarily due to an increase in revenue and improved margins in the Energy segment. Gross profit as a percentage of revenue increased to 9.4 percent for the three months ended March 31, 2024, compared to 7.9 percent for the same period in 2023, primarily as a result of improved contribution from the renewables and industrials businesses, partially offset by a decrease in project work in the Utilities segment.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the first quarter of 2024, net income was $18.9 million compared to $1.3 million in the prior year. Adjusted Net Income was $25.8 million for the first quarter, compared to $9.9 million for the same period in 2023. Diluted earnings per share (“EPS”) was $0.35 for the first quarter of 2024 compared to $0.02 for the same period in 2023. Adjusted EPS was $0.47 for the first quarter of 2024, compared to $0.18 for the first quarter of 2023. Adjusted EBITDA was $73.8 million for the first quarter of 2024, compared to $52.8 million for the same period in 2023.

The current reportable segments include the Utilities segment and the Energy segment. Revenue and gross profit for the segments for the three months ended March 31, 2024 and 2023 were as follows:

Segment Revenue

(in thousands)

(unaudited)

	For the three months ended March 31,
	2024	2023
Segment	Revenue	Revenue
Utilities	$490,810	$539,221
Energy	989,032	741,315
Intersegment Eliminations	(67,135)	(23,640)
Total	$1,412,707	$1,256,896

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2024		2023
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$29,478	6.0%	$33,569	6.2%
Energy	103,898	10.5%	66,163	8.9%
Total	$133,376	9.4%	$99,732	7.9%

Utilities Segment (“Utilities”): Revenue decreased by $48.4 million, or 9.0 percent, for the three months ended March 31, 2024, compared to the same period in 2023, primarily due to a decrease in project work in power delivery and lower communications activity. Gross profit for the three months ended March 31, 2024, decreased by $4.1 million, or 12.2 percent, compared to the same period in 2023. The decrease is primarily attributable to the lower revenue from higher margin project and communications activity. Gross profit as a percentage of revenue decreased slightly to 6.0 percent during the three months ended March 31, 2024, compared to 6.2 percent for the same period in 2023.

Energy Segment (“Energy”): Revenue increased by $247.7 million, or 33.4 percent, for the three months ended March 31, 2024, compared to the same period in 2023. The increase was primarily due to higher solar project activity and industrial construction activity in the western United States, partially offset by lower pipeline activity. Gross profit for the three months ended March 31, 2024, increased by $37.7 million, or 57.0 percent, compared to the same period in 2023, primarily due to increased revenue from higher margin renewables and industrial activity. Gross profit as a percentage of revenue increased to 10.5 percent during the three months ended March 31, 2024, compared to 8.9 percent in the same period in 2023.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $88.6 million during the quarter ended March 31, 2024, an increase of $10.6 million, or 13.6 percent, compared to the same period in 2023, primarily due to increased personnel costs to support revenue growth. SG&A expense as a percentage of revenue was 6.3 percent in the first quarter of 2024, roughly flat compared to the first quarter of 2023.

Interest expense, net for the quarter ended March 31, 2024, was $18.0 million compared to $18.5 million for the quarter ended March 31, 2023. The decrease of $0.5 million was due to lower average debt balances, partially offset by higher average interest rates. Interest expense for the full year 2024 is expected to be approximately $77 to $82 million.

The effective tax rate for the three-month period ended March 31, 2024, of 29.0% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the three months ended March 31, 2024, of $7.7 million compared to $0.5 million for the three months ended March 31, 2023. The $7.2 million increase in income tax expense is primarily driven by a $24.9 million increase in pretax income.

Outlook

The Company is maintaining its estimates for the year ending December 31, 2024. Earnings per Share (“EPS”) is expected to be between $2.50 and $2.70 per fully diluted share. Adjusted EPS is estimated in the range of $3.05 to $3.25, and Adjusted EBITDA for the full year 2024 is expected to range from $395 to $415 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2024. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent; Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2024 to be similar to 2023 at approximately 29 percent but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	March 31, 2024		December 31, 2023
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$62.8	$62.8	$96.3	$96.3
MSA Backlog	1,769.1	5,275.5	1,776.5	5,093.6
Backlog	$1,831.9	$5,338.3	$1,872.8	$5,189.9

Energy
Fixed Backlog	$2,559.5	$4,776.9	$2,599.0	$5,102.6
MSA Backlog	214.0	506.8	308.2	602.4
Backlog	$2,773.5	$5,283.7	$2,907.2	$5,705.0

Total
Fixed Backlog	$2,622.3	$4,839.7	$2,695.3	$5,198.9
MSA Backlog	1,983.1	5,782.3	2,084.7	5,696.0
Backlog	$4,605.4	$10,622.0	$4,780.0	$10,894.9

At March 31, 2024, total Fixed Backlog was $4.8 billion, a decrease of $0.4 billion, or 6.9 percent compared to $5.2 billion at December 31, 2023. Total MSA Backlog was $5.8 billion, an increase of $0.1 billion, or 1.5 percent, compared to $5.7 billion at December 31, 2023. Total Backlog as of March 31, 2024 was $10.6 billion, including Utilities backlog of $5.3 billion and Energy backlog of $5.3 billion.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At March 31, 2024, the Company had $177.6 million of unrestricted cash and cash equivalents compared to 94.8 million at March 31, 2023. In the first quarter of 2024, capital expenditures were $10.4 million, including $4.9 million in construction equipment purchases. The Company estimates capital expenditures for the full year 2024 to total between $80 million and $100 million, which includes $20 million to $40 million for equipment.

The Company also announced that on May 1, 2024, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 28, 2024, payable on approximately July 15, 2024. During the three months ended March 31, 2024 the Company did not purchase any shares of common stock under its share purchase program. As of March 31, 2024, the Company had $25.0 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2024.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Thursday, May 9, 2024, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East and between Russia and Ukraine, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenue	$1,412,707	$1,256,896
Cost of revenue	1,279,331	1,157,164
Gross profit	133,376	99,732
Selling, general and administrative expenses	88,588	78,009
Transaction and related costs	550	2,695
Operating income	44,238	19,028
Other income (expense):
Foreign exchange gain, net	560	926
Other (expense) income, net	(126)	331
Interest expense, net	(17,992)	(18,465)
Income before provision for income taxes	26,680	1,820
Provision for income taxes	(7,737)	(510)
Net income	18,943	1,310

Dividends per common share	$0.06	$0.06

Earnings per share:
Basic	$0.35	$0.02
Diluted	$0.35	$0.02

Weighted average common shares outstanding:
Basic	53,490	53,184
Diluted	54,414	53,944

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$177,600	$217,778
Accounts receivable, net	811,945	685,439
Contract assets	871,911	846,176
Prepaid expenses and other current assets	138,027	135,840
Total current assets	1,999,483	1,885,233
Property and equipment, net	462,992	475,929
Operating lease assets	393,879	360,507
Intangible assets, net	222,369	227,561
Goodwill	857,650	857,650
Other long-term assets	18,074	20,547
Total assets	$3,954,447	$3,827,427
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$632,452	$628,962
Contract liabilities	440,180	366,476
Accrued liabilities	283,006	263,492
Dividends payable	3,222	3,202
Current portion of long-term debt	89,530	72,903
Total current liabilities	1,448,390	1,335,035
Long-term debt, net of current portion	862,216	885,369
Noncurrent operating lease liabilities, net of current portion	287,024	263,454
Deferred tax liabilities	59,482	59,565
Other long-term liabilities	47,930	47,912
Total liabilities	2,705,042	2,591,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	274,711	275,846
Retained earnings	976,749	961,028
Accumulated other comprehensive income	(2,061)	(788)
Total stockholders’ equity	1,249,405	1,236,092
Total liabilities and stockholders’ equity	$3,954,447	$3,827,427

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$18,943	$1,310
Adjustments to reconcile net income to net cash used in operating activities (net of effect of acquisitions):
Depreciation and amortization	24,581	27,733
Stock-based compensation expense	2,406	2,379
Gain on sale of property and equipment	(9,141)	(5,798)
Unrealized (gain) loss on interest rate swap	(662)	469
Other non-cash items	2,149	491
Changes in assets and liabilities:
Accounts receivable	(129,344)	(71,939)
Contract assets	(26,511)	(82,783)
Other current assets	562	29,836
Other long-term assets	(650)	148
Accounts payable	4,022	26,282
Contract liabilities	73,710	(12,000)
Operating lease assets and liabilities, net	(5,530)	(1,263)
Accrued liabilities	14,841	(30,565)
Other long-term liabilities	2,160	363
Net cash used in operating activities	(28,464)	(115,337)
Cash flows from investing activities:
Purchase of property and equipment	(10,434)	(13,847)
Proceeds from sale of assets	14,621	7,377
Net cash provided by (used in) investing activities	4,187	(6,470)
Cash flows from financing activities:
Borrowings under revolving lines of credit	—	75,000
Payments on revolving lines of credit	—	(75,000)
Payments on long-term debt	(6,978)	(31,511)
Proceeds from issuance of common stock	620	489
Payments related to tax withholding for stock-based compensation	(4,639)	(1,339)
Dividends paid	(3,202)	(3,187)
Other	(907)	(1,053)
Net cash used in financing activities	(15,106)	(36,601)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(314)	(79)
Net change in cash, cash equivalents and restricted cash	(39,697)	(158,487)
Cash, cash equivalents and restricted cash at beginning of the period	223,542	258,991
Cash, cash equivalents and restricted cash at end of the period	$183,845	$100,504

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,
	2024	2023
Net income as reported (GAAP)	$18,943	$1,310
Non-cash stock based compensation	2,406	2,379
Transaction/integration and related costs	550	2,695
Amortization of intangible assets	5,192	6,074
Amortization of debt issuance costs	600	491
Unrealized (gain) loss on interest rate swap	(662)	469
Change in fair value of contingent consideration	—	(245)
Impairment of fixed assets	1,549	—
Income tax impact of adjustments (1)	(2,794)	(3,322)
Adjusted net income	$25,784	$9,851
Weighted average shares (diluted)	54,414	53,944
Diluted earnings per share	$0.35	$0.02
Adjusted diluted earnings per share	$0.47	$0.18

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,
	2024	2023
Net income as reported (GAAP)	$18,943	$1,310
Interest expense, net	17,992	18,465
Provision for income taxes	7,737	510
Depreciation and amortization	24,581	27,733
EBITDA	69,253	48,018
Non-cash stock based compensation	2,406	2,379
Transaction/integration and related costs	550	2,695
Change in fair value of contingent consideration	—	(245)
Impairment of fixed assets	1,549	—
Adjusted EBITDA	$73,758	$52,847

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$137,500	$148,500
Non-cash stock based compensation	15,500	15,500
Amortization of intangible assets	19,400	19,400
Amortization of debt issuance costs	2,200	2,200
Transaction/integration and related costs	4,500	4,500
Income tax impact of adjustments (1)	(11,400)	(11,400)
Adjusted net income	$167,700	$178,700
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$2.50	$2.70
Adjusted diluted earnings per share	$3.05	$3.25

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$137,500	$148,500
Interest expense, net	77,000	82,000
Provision for income taxes	57,000	61,000
Depreciation and amortization	103,500	103,500
EBITDA	$375,000	$395,000
Non-cash stock based compensation	15,500	15,500
Transaction/integration and related costs	4,500	4,500
Adjusted EBITDA	$395,000	$415,000